Exhibit 10.2
RUCKUS WIRELESS, INC.
RENEWED SEVERANCE BENEFIT PLAN
1.    INTRODUCTION. This Ruckus Wireless, Inc. Severance Benefit Plan (the “Plan”) was established by Ruckus Wireless, Inc. (the “Company”) on February 28, 2013 (the “Effective Date”) and renewed on February 1, 2016 for a term of three (3) years from February 28, 2016 through February 27, 2019. The Plan provides for severance and change in control benefits to selected U.S. employees of the Company who are designated as participants in the Plan. This document, together with the Participation Notice, constitutes the Summary Plan Description for the Plan.
2.     PAYMENTS & BENEFITS.
(a) If there is a Qualifying Termination and the Participant signs a Release within 45 days following the Qualifying Termination and does not revoke the Release as permitted by law, the Company will provide the following payments and benefits, subject to the terms of the Plan, on the 60th day following the Qualifying Termination:
(i) Cash Severance. The Company will make a lump sum cash payment to the Participant in an amount equal to the Participant’s Monthly Base Salary times the number of months set forth in the Participant’s Participation Notice. If the Qualifying Termination is a Change in Control Termination, the lump sum cash payment will include an amount equal to one twelfth of Participant’s Annual Target Bonus times the number of months set forth in the Participant’s Participation Notice.
(ii) Health Insurance Premiums. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the full amount of the Participant’s COBRA premiums, or will provide coverage under the Company’s self-funded broad based health insurance plans, on behalf of the Participant, including coverage for the Participant’s eligible dependents, in any such case as and when such premiums or coverage amounts would be due if paid for by the Participant, until the earliest to occur of (i) the end of the number of months set forth in the Participant’s Participation Notice, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest to occur of the dates set forth in clause (i) through (iii), the “COBRA Payment Period”). These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act). On the 60th day following the Qualifying Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of the Qualifying Termination, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease. Any insurance premiums that are paid by the Company will not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.
(iii) Double Trigger Vesting. If a Qualifying Termination is a Change in Control Termination, each of the Participant’s then outstanding and unvested compensatory equity awards will vest, and, as applicable, become exercisable, effective as of immediately prior to the Change in Control Termination, as to the percentage of unvested shares per equity award specified in the Participant’s Participation Notice.
3.     PARTICIPATION. The Plan Administrator will select the Participants and will deliver a notice to each Participant, substantially in the form attached hereto as the “Participation Notice”, informing the employee that he or she is eligible to participate in the Plan. Each employee of the Company who receives a Participation Notice and timely returns a signed copy of the Participation Notice to the Company is a “Participant” in the Plan.
4.     EXCEPTIONS TO ELIGIBILITY FOR BENEFITS; TERMINATION AND/OR RECOUPMENT OF BENEFITS
(a) Exceptions to Benefits. Notwithstanding anything to the contrary herein, a Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances:
(i) The Participant has not entered into the Company’s standard form of Employee Proprietary Information And Inventions Agreement or any similar or successor document (the “Confidentiality Agreement”).
(ii) The Participant has failed to return all Company Property within 10 days after receiving written notice from the Company asking for the return of some or all Company Property. For this purpose, “Company Property” means all material paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other material Company materials and property that the Participant has in the Participant’s possession or control, including, without limitation, materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.
(b) Termination and/or Recoupment of Benefits.
(i) A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, (1) willfully breaches a material provision of the Confidentiality Agreement and/or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in the Participant’s employment agreement, offer letter or under applicable law; (2) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or (3) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third party to terminate their existing business relationship with the Company or interferes in any other adverse manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee, or other third party. Further, during the period for which the Participant is receiving benefits under the Plan, the Participant agrees to voluntarily cooperate with the Company by making himself or herself reasonably available without further compensation to assist with any threatened or pending litigation against the Company and any pending patent applications and if a Participant fails to do so, his or her benefits under the Plan will terminate immediately.
5.     CONDITIONS AND LIMITATIONS ON BENEFITS.
(a) Prior Agreements. By accepting participation in the Plan, the Participant irrevocably waives the Participant’s rights to any severance benefits (including vesting acceleration) that would be paid on a Qualifying Termination under any offer letter or employment agreement with the Company that is in effect on the date the Participant signs the Participation Notice. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.
(b) Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.
(c) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.
(d) Parachute Payments. This section explains what happens if any payments or benefits owed under the Plan are deemed to be “parachute payments” that would be subject to excise tax under the Code. Except as otherwise expressly provided in a written agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount (clause (A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, clause (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of equity award (i.e., earliest granted equity awards are cancelled last).
6.     TAX MATTERS.
(a) Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.
(b) Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.
(c) Application of Code Section 409A. This section explains how certain Plan provisions will be interpreted and applied in effort to avoid excise tax under the deferred compensation provisions of the Code. It is intended that all of the benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. If any of the payments upon a Separation from Service provided under the Plan (or under any other arrangement with the Participant) constitute “deferred compensation” under Section 409A and if the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of the Participant’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Participant a lump sum amount equal to the sum of the payments upon Separation from Service that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.
7.     CLAWBACK; RECOVERY. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” Constructive Termination, or any similar term under any plan of or agreement with the Company.
8.     RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.
(a) Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to administer, construe and interpret the Plan and to decide any and all questions arising in connection with the operation of the Plan.
(b) Amendment or Termination. The Plan Administrator reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time. Unless terminated sooner by the Plan Administrator, the Plan shall automatically terminate immediately following the day before the third anniversary of the date the Plan is adopted by the Board. No such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company and approved by the Plan Administrator.
9.     NO IMPLIED EMPLOYMENT CONTRACT. The Plan will not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without Cause, which right is hereby reserved.
10.     DEFINITIONS. For purposes of the Plan, the following terms are defined as follows:
(a) “Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events as further described and subject to the exceptions in Section 13(g) of the Company’s Amended & Restated 2012 Equity Incentive Plan as of the Effective Date: (i) any person or entity acquires securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, (ii) a merger, consolidation or similar transaction involving (directly or indirectly) the Company, (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries or (iv) individuals who, on the Effective Date, are members of the Board cease for any reason to constitute at least a majority of the members of the Board.
(b) “Code” means the Internal Revenue Code of 1986, as amended.
(c) “Common Stock” means the common stock of the Company.
(d) “Plan Administrator” means the Board of Directors of the Company (the “Board”) or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
(e) “Release” means a general waiver and release, to the maximum extent permitted by law, of the Company and any related persons and entities, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the signing of the Release, including, without limitation, waiver of Section 1542 of the California Civil Code. The terms of the Release shall be set forth in an agreement in the form provided by the Plan Administrator.
(f) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.
11.     LEGAL CONSTRUCTION. The Plan will be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
12.     CLAIMS, INQUIRIES AND APPEALS.
(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or the applicant’s authorized representative). The Plan Administrator is set forth below.
(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1) the specific reason or reasons for the denial;
(2) references to the specific Plan provisions upon which the denial is based;
(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 13(d).
The notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.
The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review will be in writing and will be addressed to:
Ruckus Wireless, Inc.
Attn: General Counsel
350 West Java Dr.
Sunnyvale, CA 94089
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant’s representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to the applicant’s claim. The applicant (or the applicant’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or the applicant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d) Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:
(1) the specific reason or reasons for the denial;
(2) references to the specific Plan provisions upon which the denial is based;
(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
13.     BASIS OF PAYMENTS TO AND FROM PLAN. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.
14.     OTHER PLAN INFORMATION.
(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 54-2072041. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 525.
(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Ruckus Wireless, Inc.
Attn: General Counsel
350 West Java Dr.
Sunnyvale, CA 94089
(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is the Company. All notices and requests should be directed to:
Ruckus Wireless, Inc.
Attn: General Counsel
350 West Java Dr.
Sunnyvale, CA 94089
The telephone number for the Plan Sponsor and Plan Administrator is (650) 265-4200. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
15.     STATEMENT OF ERISA RIGHTS.
Participants in the Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. Participants in the Plan are considered participants in the Plan for the purposes of this paragraph and, under ERISA, such Participants are entitled to:
Receive Information About Your Plan and Benefits
(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions By Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and other Plan Participants and beneficiaries. No one, including the Participant’s employer, union or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining a Plan benefit or exercising a Participant’s rights under ERISA.
Enforcement of Participant Rights
If a Participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court.
If a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
Assistance With Participant Questions
If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant have any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
16.     GENERAL PROVISIONS.
(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s General Counsel), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in above, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.
(b) Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.
(c) Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(d) Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
(e) Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

RUCKUS WIRELESS, INC.
SEVERANCE BENEFIT PLAN
PARTICIPATION NOTICE
To: _______________________
Date: _____________________
You have been designated as eligible to be a Participant in the Ruckus Wireless, Inc. Severance Benefit Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice, which together constitute the Summary Plan Description for the Plan.
The table below designates the benefits you are eligible to receive pursuant to the Plan.

	Lump Sum Cash Severance Payment	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change in Control Termination	[_] months of your Monthly Base Salary	[_] months	N/A
Qualifying Termination that is a Change in Control Termination	[_] months of your Monthly Base Salary and [_] months of your Annual Target Bonus	[_] months	[_]%

In addition to other terms defined in the Plan document, the definitions on the following page are used to define the benefits to which you are entitled under the Plan.
Note that any stock options granted to you by the Company as “incentive stock options” prior to the date hereof may cease to qualify as “incentive stock options” as a result of the vesting acceleration benefit provided in the Plan. By accepting participation in the Plan, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.
Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

Signature

Print Name

Date

“Monthly Base Salary” means the Participant’s monthly base salary in effect immediately prior to date of the Qualifying Termination, ignoring any reduction that forms the basis for Constructive Termination.
“Annual Target Bonus” means the Participant’s annual target bonus in effect for the year in which the Qualifying Termination occurs.
“Qualifying Termination” means a Change in Control Termination or any other Involuntary Termination Without Cause.
“Change in Control Termination” means (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in either case that occurs within the period starting three months prior to a Change in Control and ending on the first anniversary of the Change in Control.
“Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability, or Cause.
“Cause” means any of the following events: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company; (ii) willful breach of any obligation under any written agreement with the Company that is not cured within 30 days of written notice to the Participant; (iii) Participant’s deliberate violation of a Company policy, or commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct, that has caused or is reasonably expected to result in material injury to the Company; or (iv) material unauthorized use, disclosure or misappropriation by Participant of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.
“Constructive Termination” means the Participant resigns (resulting in a Separation from Service) because one of the following events or actions is undertaken without the Participant’s written consent:
(i) a material diminution in the Participant’s authority, duties, or responsibilities;
(ii) a reduction of five percent or more in the Participant’s annual base salary (unless pursuant to a salary reduction program applicable to all similarly situated employees);
(iii) a non-temporary relocation of the Participant’s business office to a location that increases the Participant’s one-way commute by more than 50 miles from the primary location at which the Participant performed duties upon hire; or
(iv) a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Participant.
An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within 30 days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within 30 days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within 90 days after the end of the cure period.

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